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EXHIBIT 23.1




                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Gynecare, Inc. on Form S-8 (File No. 333-05161) of our report dated January 22, 1997, on our audits of the consolidated financial statements and financial statement schedule of Gynecare, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, and for the period from March 8, 1994 (Date of Inception) to December 31, 1994, and our report dated November 9, 1995 on our audit of the Uterine Balloon Therapy Business Operations of Origin Medsystems, Inc. as of December 31, 1993 and for the period from January 1, 1994 to March 7, 1994, which reports are incorporated by reference in this Annual Report on Form 10-K.

                                                  COOPERS AND LYBRAND L.L.P.




San Jose, California
March 28, 1997